Code of Ethics for Principal Executive
and Financial Officers

I.	Covered Officers/Purpose of the Code

This code of ethics adopted pursuant to rules promulgated under section 406 of the Sarbanes-Oxley Act of 2002 (the “Code”) of Uncommon Investment Trusts Trust (the “Trust”) and each of its constituent series (each, a “Fund” and collectively, the “Funds”), applies to the Trust's principal executive officer and principal financial officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;
•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer's private interest interferes with the interests of, or the Covered Officer's service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the 1940 Act, and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust and its investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and their investment adviser or a third party service provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Adviser or a third party service provider, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the Adviser, third party service provider and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser or third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees that the Covered Officers may also be officers or employees of one or more other investment companies or BDCs covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act.

III.	Disclosure and Compliance

•	Each Covered Officer of the Trust should become familiar with the disclosure requirements generally applicable to the Trust;

•	each Covered Officer of the Trust should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s Trustees and auditors, and to governmental regulators and self- regulatory organizations;

•	each Covered Officer of the Trust should, to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Trust and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer of the Trust must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that the Covered Officer has received, read and understands the Code;

•	annually thereafter affirm to the Boards that the Covered Officer has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Trust, its investment adviser or any of their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer of the Trust promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer of the Trust is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer of the Trust is authorized to consult, as appropriate, with counsel to the Trust and counsel to the Trustees of the Trust who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Trust (the “Independent Trustees”), and is encouraged to do so. However, any approvals or waivers[1] will be considered by Independent Trustees.

The Trust will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer will take all appropriate action to investigate any reported potential violations;

•	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Independent Trustees;

•	if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel, the Adviser or Board; or a recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms thereunder. Insofar as other policies or procedures of the Trust, the Adviser, principal underwriter (if applicable), or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Trust, the Adviser and principal underwriter are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Attachments A or B, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

[1]	For this purpose, the term “waiver” includes the approval by the Trust of a material departure from a provision of the Code or the Trust's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to Trust management.

VII.	Confidentiality

All reports and records relating to the Trust prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Adviser or the Board, counsel to the Trust and counsel to the Independent Trustees (if any).

VIII.	Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Adopted: February 26, 2021